Exhibit 10.2

SAUER-DANFOSS INC.
2006 OMNIBUS INCENTIVE PLAN

2007 CASH-BASED AWARD AGREEMENT

You have been selected to receive a Cash-Based Award as a Participant in the Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan (the “Plan”), as specified below:

Participant:

Date of Award:

Cash-Based Award Target:	xx % of Base Salary Paid During Performance Period

Performance Period:	1 January 2007 to 31 December 2007

Performance Measure:	Total Company (EBIT) Margin Pursuant to Sec. 2 below

THIS CASH-BASED AWARD AGREEMENT (this “Agreement”), effective as of the Date of Award set forth above, (the “Grant Date”), represents the grant of a Cash-Based Award by Sauer-Danfoss Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.  Capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan.

1.             Grant of Cash-Based Award.

(a)           Grant.  Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date a Cash-Based Award (the “Award”) with a target value as set forth above.

(b)           Performance Period.  The Performance Period during which the relevant performance goals (set forth in Section 2 below) must be met for the Award under this Agreement shall begin on January 1, 2007 and end on December 31, 2007.

2.             Payout on Performance Awards.

(a)           Performance Measures.  The Performance Measure under this Agreement shall be Total Company EBIT Margin, as further defined on Appendix A.

(b)           Performance Goals.  Achievement of a Total Company EBIT Margin equal to the pre-determined performance goal target will entitle the Participant to payment of the Cash-Based Award Target set forth above.  Achievement of a Total Company EBIT Margin equal to or greater than the pre-determined performance goal maximum will entitle the Participant to payment of 200% of the Cash-Based Award Target set forth above.  Achievement of a Total Company EBIT Margin equal to the pre-determined performance goal threshold will entitle the participant to payment of 25% of the Cash-Based Award Target set forth above.  If the Total Company EBIT Margin is less than the pre-determined performance threshold, no payout will be made under this Cash-Based Award Agreement.

The Total Company EBIT Margin performance goal target, performance goal maximum and performance goal threshold levels are set forth in the payout chart attached as Appendix B.  Achievement of a Total Company EBIT Margin that is between the performance threshold and performance target levels or that is between the performance target and performance maximum levels shall entitle the Participant to payment of an interpolated earned Cash-Based Award, as reflected on the payout chart attached as Exhibit B.

(c)           Actual performance with respect to the Performance Measures shall be derived from the consolidated financial statements of the Company for the Performance Period as defined above and on Appendix A.  The ultimate determination of payout under this Agreement is subject to:

(i)                                     completion of the financial audit for the respective Performance Period;

(ii)                                  certification and approval of such financial audit by the Committee; and

(iii)                               a decision as to the appropriate payout by the Committee, in its complete and sole discretion.  In exercising such discretion, the Committee will follow the provisions of Article 12.3 of the Plan, which specifically prohibits the upward adjustment of any Awards intended to qualify as Performance-Based Compensation.

(d)           Form and Timing of Payout.

(i)            Form of Payout.  Upon completion of the Performance Period, the Participant will be entitled to receive a cash payment of his or her earned Award for the Performance Period determined as a function of the extent to which the corresponding performance goals set forth in Appendix B have been achieved as established by the Committee; provided, however, the Participant shall not vest in his or her Award unless he or she has remained employed by the Company or any of its Subsidiaries through the end of the Performance Period.

(ii)           Timing of Payout.  Payment of the earned Award shall be made within seventy-five (75) calendar days following the close of the applicable Performance Period.

(e)           Exceptions to Completion of the Performance Period.  Notwithstanding the provisions of paragraph (d)(i) immediately above, a Participant shall be entitled to the following with respect to his or her Award in the following circumstances:

(i)            Retirement.  In the event the Participant’s employment with the Company and/or any Subsidiary terminates by reason of Retirement, during the Performance Period, the Participant shall be entitled to receive a prorated payout of the Award.  The prorated payment shall be determined by the Committee:

(A)          by taking into account what the Participant would have been paid had he or she remained employed for the entire Performance Period (as adjusted based on the achievement of the pre-established Performance Goals set forth in Appendix B); multiplied by

(B)           the ratio of the number of full months of the Participant’s employment during the Performance Period, in relation to the total number of months in the Performance Period.

Payment of the Award shall be made at the same time as payments are made to other participants who did not terminate employment during the applicable Performance Period.  For purposes of this Agreement “Retirement” means the normal retirement date on which a Participant qualifies for full retirement benefits under the Company’s qualified retirement plan, as identified by the Committee.

(ii)           Termination for Any Reason Other Than Retirement.  In the event the Participant’s employment with the Company and/or any Subsidiary terminates for any reason other than Retirement, death or Disability, as provided for in subparagraph (i) immediately above, during the Performance Period, the Participant’s Award shall immediately be forfeited as of the date of such termination of employment, except as otherwise provided for in any employment agreement between the Participant and the Company or except as otherwise prohibited by employment laws in the Participant’s country of employment.

(iii)          Forfeiture of the Award and Repayment.  If the Participant’s employment relationship with the Company or any Subsidiary is subject to any form of noncompete, nonsolicitation, and/or confidentiality provisions, and following the close of  the Performance Period it is determined by the Committee that the Participant violated during the Performance Period any noncompete, nonsolicitation, and/or confidentiality provisions to which he or she is bound, the Participant shall forfeit, as of the first day of any such violation, all right, title and interest to the Award and any net proceeds received by Participant pursuant to attainment of Performance Goals with respect to the Award.  The Company further shall be entitled to reimbursement from Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this subparagraph (iii).  By accepting the Award, Participant hereby consents to a deduction from any amounts the Company and/or any Subsidiary owes to Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company and/or any Subsidiary), to the extent of any amounts that Participant owes to the Company and/or any Subsidiary under this Section 2(c).  Whether or not the Company and/or any Subsidiary  elects to make any set-off in whole or in part, if the Company and/or any Subsidiary does not recover by means of set-off the full amount Participant owes to the Company and/or any Subsidiary, Participant agrees to pay immediately the unpaid balance to the Company and/or any Subsidiary .

3.             Payment of Taxes.  The Company shall deduct and withhold any amount due on account of any tax imposed as a result of payout of the Award.  Such withheld amounts shall be remitted to satisfy federal, state, local, domestic or foreign taxes required by law or regulation.

4.             Plan as Successor to Annual Officer Performance Incentive Plan.  By executing this Agreement, the Company and the Participant acknowledge and agree that, solely for purposes of the Performance Period, the Plan will serve as a successor plan to the Annual Officer Performance Incentive Plan as provided for in Section 5(b) of the Participant’s employment agreement and the Participant’s annual incentive will be determined solely by the Grant of Cash-Based Awards provisions of Section 10 of the Plan. The Company and the Participant further acknowledge and agree that, for purposes of the employment agreement, during the Performance Period, the term Target Incentive Opportunity shall mean the percentage of the Participant’s Base Salary as provided for in Section 1(a) above.

5.             Miscellaneous Provisions.

(a)           No Service or Employment Rights.  No provision of this Agreement or of the Award granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.

(b)           Plan Document Governs.  The Award is granted pursuant to the Plan, and the Award and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.  Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.  Participant hereby acknowledges receipt of a copy of the Plan.

(c)           Governing Law.  This Agreement and the Award granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Iowa, without giving effect to provisions thereof regarding conflict of laws.

(d)           Administration.  This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(e)           No Vested Right In Future Awards.  Participant acknowledges and agrees (by executing this Agreement) that the granting of an Award under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further Awards in the future.  Further, the Award set forth in this Agreement constitutes a non-recurrent benefit and the terms of this Agreement are only applicable to the Award granted pursuant to this Agreement.

(f)            Use Of Personal Data.  Participant acknowledges and agrees (by executing this Agreement) to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position evaluation rating along with details of all past Awards and current Awards outstanding under the Plan, for the purpose of managing and administering the plan.  The Participant understands that he or she is not obliged to consent to such collection, use, processing and transfer of personal data.  However, the Participant understands that his or her failure to provide such consent may affect his or her ability to participate in the Plan.  The Company, or its Subsidiaries, will transfer data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan.  The Participant authorizes this use of his or her personal data.

(g)           Severability.  In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(h)           Counterparts.  This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

(i)            Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company.  All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

Sauer-Danfoss Inc.	Participant

By:

Name:	Name:

Title:

APPENDIX A

SAUER-DANFOSS INC.
2006 OMNIBUS INCENTIVE PLAN

2007 CASH-BASED AWARD AGREEMENT

2007 Performance Measures and Performance Goals

2007 Performance Measure:  Total Company EBIT Margin

The Performance Measure under this Agreement shall be the “Total Company EBIT Margin” as derived from the audited consolidated financial statements of the Company for the Performance Period.  ”Total Company EBIT Margin” is defined as earnings before taxes, net interest expense, and minority interest per the audited consolidated financial statements of the Company for the fiscal year divided by the total sales in the fiscal year.  Notwithstanding the foregoing, the following items shall be excluded from the determination of the Total Company EBIT Margin:

APPENDIX B

SAUER-DANFOSS INC.
2006 OMNIBUS INCENTIVE PLAN

2007 CASH-BASED AWARD AGREEMENT

2007 Performance Goal Achievements